Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact:	Altria Client Services
Investor Relations
(804) 484-8222

Media Relations
(804) 484-8897

ALTRIA PRESENTS AT THE BARCLAYS BACK-TO-SCHOOL CONSUMER CONFERENCE; REAFFIRMS 2014 EPS GUIDANCE

RICHMOND, Va. - September 3, 2014 - Altria Group, Inc. (Altria) (NYSE: MO) is participating today in the Barclays Back-To-School Consumer Conference in Boston, Mass. During the presentation, Altria’s Executive Vice President and Chief Financial Officer Howard Willard will review how Altria’s financial goals, business model and strategies have created significant shareholder value and position Altria to deliver strong returns in the future.
The presentation is being webcast live at altria.com in a listen-only mode, beginning at approximately 12:45 p.m. Eastern time. A copy of the business presentation and remarks and a replay of the audio webcast of the remarks will be available at altria.com.

2014 Full-Year EPS Guidance
Altria reaffirms its 2014 full-year guidance for both reported and adjusted diluted earnings per share (EPS) to be in a range of $2.54 to $2.59. Altria’s full-year guidance for adjusted diluted EPS, which excludes special items shown in the table below, represents a growth rate of 7% to 9% from an adjusted diluted EPS base of $2.38 per share in 2013.
The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of full-year adjusted to reported diluted EPS are shown in the table below.

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Altria’s Full-Year Earnings Per Share Guidance
	Full Year
	2014 Guidance			2013	Change
Reported diluted EPS	$2.54	to	$2.59	$2.26	12%	to	15%
NPM Adjustment Items[1]			(0.03)	(0.21)
Asset impairment, exit, integration and acquisition-related costs			0.01	—
Tobacco and health litigation items			0.01	0.01
SABMiller special items			0.01	0.01
Loss on early extinguishment of debt			—	0.34
Tax items			—	(0.03)
Adjusted diluted EPS	$2.54	to	$2.59	$2.38	7%	to	9%

[1] Reflects the impact of settlements of, and determinations made in connection with, certain non-participating manufacturer (NPM) adjustment disputes (such settlements and determinations are referred to collectively as NPM Adjustment Items).

Altria’s Profile
Altria owns 100% of each of Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co., Nu Mark LLC, Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and Philip Morris Capital Corporation. Altria holds a continuing economic and voting interest in SABMiller plc (SABMiller).
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen™ and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars®, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the period ended June 30, 2014.

These factors include the following: significant competition; changes in adult consumer preferences and demand for Altria’s operating companies’ products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with, and investments in, third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

Altria Client Services	Altria Client Services
Investor Relations	Media Relations
804-484-8222	804-484-8897

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